EX-28.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of DFA Investment Dimensions Group Inc. of our reports dated December 19, 2025, relating to the financial statements and financial highlights, which appear in DFA Municipal Real Return Portfolio, DFA Short-Term Municipal Bond Portfolio, DFA Intermediate Government Fixed Income Portfolio, DFA Five-Year Global Fixed Income Portfolio and DFA Short-Duration Real Return Portfolio’s Certified Shareholder Reports on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 28, 2026